Exhibit 10.16

STORE Capital Corporation

Retirement Succession Policy

(November 2021)

In order to reward employees with substantial tenure and incentivize them to facilitate an orderly transition of their roles and responsibilities to qualified successors following their voluntary decision to retire from full-time employment with STORE Capital Corporation (the “Company” and each such retiring employee, a “Retiring Employee”), the Company has determined to provide such Retiring Employees who satisfy the requirements set forth in Section 1 below (each, a “Qualifying Retiring Employee”) the benefits described under this retirement succession policy (the “Retirement Succession Policy”) as described below.

I.          Qualifications for Retirement Succession Policy Eligibility and Conditions to Benefits.  For a Retiring Employee to be deemed a Qualifying Retiring Employee, such Retiring Employee must satisfy the following qualifications:

(a)        Eligibility.  At the date a Retiring Employee provides the Retirement Notice (as defined below), such employee must have the title of Vice President or higher at the Company and/or be a holder of an outstanding time-based restricted stock award.

(b)        Rule of 65.  The Retiring Employee must meet the Rule of 65. For purposes hereof, the “Rule of 65” means that, upon the date that the Retiring Employee provides written notice to the Company of such employee’s intention to retire from full-time employment with the Company (the “Retirement Notice”), (i) the Retiring Employee must be at least fifty-five (55) years of age, (ii) the Retiring Employee must have completed at last seven (7) years of service with the Company (“Years of Service”), and (iii) the sum of the Retiring Employee’s age plus Years of Service must equal at least 65.

(c)        Specified Transition Period.  The Retiring Employee (i) in his her Retirement Notice, must commit to continue in the Retiring Employee’s current position and work to facilitate an orderly transition of such employee’s role to a qualified successor for a period of one (1) year following the date of the Retirement Notice, (ii) must enter into a succession agreement with the Company, which shall include a release of claims in a form acceptable to the Company (the “Succession Agreement”), and any release contained in the Succession Agreement must become effective and irrevocable prior to the start of the Succession Period (as defined below), (iii) must continue employment in the Retiring Employee’s position in the ordinary course, continue performing the Retiring Employee’s regular job duties and assignments, and provide transition-related support as directed by the Company for a period equal to (i) such one (1) year period, or (ii) such lesser period of time as may later be determined by the Chief Executive Officer (such period, as so determined, the “Succession Period,” and the date of retirement following completion of the Succession Period, the “Effective Date of Retirement”), and (iv) must execute, and not revoke, a full release of all claims in a form acceptable to the Company (the “Final Release”), which Final  Release must be signed by Executive and returned to the Company within twenty-one (21) days of the Effective Date of Retirement (or twenty-one (21) days of the date that the Company presents the Final Release to Executive, whichever is later). During the Succession

Period, the Company will search for a qualified successor and, if a successor is identified during the Succession Period, the Retiring Employee (as and to the extent directed by the Chief Executive Officer) will work to facilitate the orderly transition of such employee’s role to the successor.

Upon the Effective Date of Retirement at the conclusion of the Succession Period, and provided that the Retiring Employee has executed and not revoked the Final Release, the Retiring Employee shall be deemed to be a Qualifying Retiring Employee. For the avoidance of doubt, any Retiring Employee’s termination from employment with the Company upon the Effective Date of Retirement shall be deemed a resignation “without Good Reason” for purposes of any employment-related agreement, and the Retiring Employee shall not be entitled to any severance payments or benefits other than those discussed in Section III below.

II         Conditions to Benefits.  All benefits to be provided hereunder to a Qualifying Retiring Employee following the Effective Date of Retirement are subject to, and conditioned upon, such (i) Qualifying Retiring Employee remaining retired from full-time employment with the Company, (ii) Qualifying Retiring Employee’s continued compliance with all agreements between the Company and such Qualifying Retiring Employee, including non-compete, confidentiality and other related provisions, and (iii) Qualifying Retiring Employee’s execution and non-revocation of a Final Release.

III.       Retirement Benefits.  In connection with the foregoing, the Company will provide the following benefits:

(a)        Salary. For a Retiring Employee who achieves the Rule of 65 and makes the commitment specified in Section I(c)(i) above, and executes the Succession Agreement specified in Section I(c)(ii) above, the Company will continue to employ the Retiring Employee at such Retiring Employee’s full base salary for the Succession Period, provided that the Retiring Employee remains in good standing, continues performing the Retiring Employee’s regular job duties and assignments, and provides transition-related supported as directed by the Company.

(b)        Cash Bonus.  If the Qualifying Retiring Employee is at the level of Executive Vice President or higher and participates in the Company’s annual performance-based cash incentive bonus program (as such program is described in the Company’s annual proxy statement), then, on the date that the Company pays its annual performance-based cash incentive bonuses to other (non-retiring) senior executive officers following the Effective Date of Retirement, the Company will pay to the Qualifying Retiring Employee a cash bonus equal to the product of (i) the cash bonus that would have been payable to the Qualifying Retiring Employee under the terms of the performance-based cash incentive bonus program if such Qualifying Retiring Employee had been employed through the end of the fiscal year that includes the Effective Date of Retirement, multiplied by (ii) a fraction, the numerator of which is the number of days between January 1 and the Effective Date of Retirement, and the denominator of which is 365.  For example, if a Retiring Employee issues his or her Retirement Notice on May 31, 2022 and has an Effective Date of Retirement of May 31, 2023, then, upon becoming a Qualifying Retiring Employee, such executive officer would receive a cash bonus payable in February 2024 (when 2023 bonuses would be payable to the non-retiring executive officers) equal to the cash bonus the Qualifying Retiring Employee would have received for 2023 had such executive officer been employed for the entire calendar year of 2023 (applying the same criteria to calculate the cash bonus as used to calculate the bonus of all other non-retiring executive officers) multiplied by 151/365.

(c)        Time-Based Restricted Stock Awards.  If the Qualifying Retiring Employee is a grantee of time-based restricted stock awards of the Company, then the number of shares of common stock underlying those awards that would have vested upon the next vesting date under such awards will be deemed to have vested upon the Effective Date of Retirement.  For example, if a Retiring Employee issues his or her Retirement Notice on May 31, 2022 and has an Effective Date of Retirement of May 31, 2023, then, upon becoming a Qualifying Retiring Employee, each tranche of such employee’s outstanding time-based restricted stock awards that would otherwise have vested on the next subsequent vesting date following the Effective Date of Retirement had such employee’s employment continued through such date will be treated as vested as of the Effective Date of Retirement. The Compensation Committee of the Board of Directors (the “Compensation Committee”) will have full discretion to determine the size, amount and appropriateness of any grant of time-based restricted stock to a Retiring Employee that occurs, or may occur, following the Retirement Notice and during the Succession Period.

(d)        Performance-Based Restricted Stock Unit Awards. If the Qualifying Retiring Employee is a grantee of performance-based restricted stock units of the Company (a “Performance Unit Award”) , then, following the Effective Date of Retirement, each then outstanding Performance Unit Award will become an Earned Award (as such term is defined in the underlying agreement governing each such Performance Unit Award (each, an “Award Agreement”)) as follows: (i) first, the Compensation Committee will determine the portion of the Performance Unit Award that is eligible to become an Earned Award based on the actual achievement of the Performance Criteria following the end of the Performance Period for such Performance Unit Award (as each such term is defined in the Award Agreement), and (ii) the Earned Award so calculated will be multiplied by a fraction, (A) the numerator of which is the total number of days that have elapsed from the first day of the Performance Period to the date which is the earlier of (1) the last day of the Performance Period, or (2) the first anniversary of the Effective Date of Retirement, and (B) the denominator of which is the total number of days in the Performance Period. Such portion of the Earned Award with respect to the applicable Performance Unit Award will then be settled following the end of the applicable Performance Period in accordance with the terms of the Award Agreement and at the same time as such settlement occurs for all other participants whose Performance Unit Awards are settled on the same settlement date.

For example, with respect to a Performance Unit Award granted in February 2022 with a three-year Performance Period ending December 31, 2024, if a Retiring Employee issues his or her Retirement Notice on May 31, 2022 and has an Effective Date of Retirement of May 31, 2023, then, upon becoming a Qualifying Retiring Employee, the Qualifying Retiring Employee would receive, upon settlement of the 2022 awards in early 2025 following the Performance Period ending December 31, 2024 (as provided in the Award Agreement), a number of shares equal to the number determined to be earned over the full Performance Period in accordance with the terms of the applicable Award Agreement multiplied by a fraction, (i) the numerator of which is the number of days from the beginning of the Performance Period to the Effective Date of Retirement plus 365, and (ii) the denominator of which is 1095.  The same calculation would then be made for each other outstanding Performance Unit Award held by such Qualifying Retiring Employee as of the Effective Date of Retirement.   The Compensation Committee will have full discretion to determine the size, amount and appropriateness of any grant of Performance Unit Awards to a Retiring Employee that occurs, or may occur, following the Retirement Notice and during the Succession Period.

IV.       Administration.  The Retirement Succession Policy has been approved and adopted by the Compensation Committee as of the date set forth below and will be administered by Compensation Committee. All decisions or interpretations made by the Compensation Committee regarding the Retirement Succession Policy, or otherwise pursuant to the provisions of the Retirement Succession Policy, including any decision to amend, alter, or revoke the Retirement Succession Policy, shall be final, conclusive and binding on all persons, including the Company and any Retiring Employee. No member of the Board or the Compensation Committee, nor any officer or employee of the Company or any subsidiary thereof acting on behalf of the Board of Directors or the Compensation Committee, shall be personally liable for any action, omission, determination or interpretation taken or made in good faith with respect to the Retirement Succession Policy, and all members of the Board of Directors or the Compensation Committee and each and any officer or employee of the Company and of any subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

APPROVED AS OF:  November 2, 2021